Exhibit 10.2
John A. Graf
Chairman, President and CEO
March 11, 2010
Batesville Services, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Re: Repurchase of Promissory Note and Redemption of Warrants
Ladies and Gentlemen:
Reference is hereby made to the $107,711,000 aggregate principal amount of the payment-in-kind Promissory Note due July 1, 2014, as amended by Amendments No. 1 and No. 2 thereto (the “Note”), issued by Forethought Financial Group, Inc., a Delaware company (“FFG), and currently held by Batesville Services, Inc., an Indiana corporation (“Batesville”, and together with FFG, the “Parties”, and each, a “Party”), and the warrants to purchase 20,650 shares of Class A Common Stock, par value $0.01 per share, of FFG issued by FFG and currently held by Batesville, as amended by Amendments No. 1 and No. 2 thereto (the “Warrants”).
This letter agreement (the “Agreement”) confirms that each of FFG and Batesville hereby agrees that, within twenty-four (24) hours following FFG’s receipt of the net proceeds from its private offering of senior notes (the “Closing”), FFG will (i) repay the aggregate principal amount of the Note, together with all accrued but unpaid interest thereon and (ii) redeem the Warrants in full (such repayment and redemption, collectively, the “Transaction”). The Parties further agree that FFG will effect the Transaction in full at a price equal to $138,200,000 (the “Transaction Price”) to be paid in immediately available funds. Such Transaction Price will constitute payment in full for the Note (including all accrued but unpaid interest thereon) and Warrants, collectively, and will forever extinguish the obligations of FFG and any of its affiliates to Batesville and any of its affiliates under or otherwise in respect of the Notes and Warrants. The Parties further agree that (A) FFG will be obligated to effect the Transaction only if (a) the Closing has been consummated, and (b) FFG shall have received at least $150,000,000 in gross proceeds therefrom and (B) Batesville will be obligated to effect the Transaction only if the Closing occurs on or before March 31, 2010. Each Party agrees that it will execute a cross-receipt in standard form upon consummation of the Transaction to evidence (x) the receipt of the Warrants, Note and Pledged Shares by FFG, and (y) the receipt of the payment in full of the Transaction Price by Batesville.
Immediately upon receipt of the Transaction Price, Batesville will (i) return the Notes and the Warrants to FFG for cancellation; (ii) release the lien granted by FFG to Batesville to secure FFG’s payment obligations under the Note pursuant to the Stock Pledge Agreement, dated July 1, 2004 (the “Stock Pledge Agreement”), as assigned to and assumed by Batesville pursuant to the Assignment and Assumption Agreement, dated March 13, 2008, by and among Hillenbrand Industries, Inc., Batesville Holdings, Inc. and Batesville; and (iii) return to FFG all Pledged Shares (as defined in the Stock Pledge Agreement). By accepting the funds representing the Transaction Price, Batesville will be expressly acknowledging and agreeing that the lien granted pursuant to the Stock Pledge Agreement is forever released in its entirety. Batesville’s tender of, and FFG’s receipt of, the Pledged Shares will constitute the termination of the Stock Pledge Agreement, whereby each Party shall be forever released and discharged from liability to the other Party in respect thereof. Batesville shall, upon the request of FFG, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period after such request, such instruments and take such further action as (in each case) may be necessary or desirable to effect the intention, performance and provisions of this Agreement, including, but not limited to, the release of the lien referenced in this paragraph.
3200 Southwest Freeway, Suite 1300     •     Houston, TX 77027
john.graf@forethought.com     •     phone: 1-713-212-4610

Each Party, as to itself, hereby represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by such Party, and is enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally heretofor or hereafter enacted and subject to the exercise of judicial discretion in accordance with general principles of equity. Further, Batesville represents and warrants to FFG that, as of the date hereof, it is the sole beneficial owner of the Note and Warrants, and has full power and authority to tender and transfer the Note and the Warrant to FFG, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.
Batesville agrees not to communicate or otherwise disclose any information concerning the offering of senior notes by FFG to any other person or entity, other than to those of its affiliates and representatives who need to know such information in connection with the Transaction. Each Party agrees that the other Party and its representatives may disclose the existence and terms of this Agreement in any offering materials or memoranda used by it in connection with its offering and sale of senior notes or as otherwise required by law, including without limitation the obligations of Batesville under the Federal Securities Laws.
This Agreement shall be governed by the laws of the State of Delaware applicable to contracts executed and performed in that state. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION. Each Party hereby certifies that no representative or agent of the other Party has represented expressly or otherwise that such Party would not seek to enforce the provisions of this waiver. Each Party hereto also acknowledges that that the foregoing waiver is a material inducement to the other Party’s entering into this Agreement.
This Agreement incorporates the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, may not be amended or modified except in a writing executed by the Parties and shall be binding upon and inure to the benefit of FFG, Batesville and their respective successors and permitted assigns. This Agreement and the obligations hereunder may not be assigned by a Party without the prior written consent of the other Party. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Each of the Parties shall bear its own expenses, and the expenses of its affiliates and representatives in connection with the negotiation and execution of this Agreement.
Signature Page Follows.

Please confirm that the foregoing is in accordance with your understanding and agreement with FFG by executing this Agreement and returning it to us, whereupon this Agreement shall become a binding obligation between us.

Very truly yours, FORETHOUGHT FINANCIAL GROUP, INC.
By:	/s/ John A. Graf
	Name:	John A. Graf
	Title:	Chairman, President and CEO
Accepted and agreed as of the date
first above-written:

BATESVILLE SERVICES, INC.

By:	/s/ John R. Zerkle

	Name:	John R. Zerkle
	Title:	Sr. Vice President

3